Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Inducement Stock Option Awards of Sesen Bio, Inc. of our report dated March 15, 2021, with respect to the consolidated financial statements of Sesen Bio, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 15, 2021